Exhibit 2.12

of MTS PJSC Board of Directors,	Registration Number of the Program for Exchange-Traded
Approved by Resolution
Registered on April 15, 2022

(issuer’s management body which approved the Securities Prospectus)	Bonds 4-04715-A-002P-02E

adopted on February 10, 2022,	Moscow Exchange PJSC

Minutes dd. February 10, 2022	(registering authority)

No. 327

SECURITIES PROSPECTUS

Mobile TeleSystems Public Joint Stock Company

(full trade name (for commercial entities), name (for non-commercial entities) of the issuer)

Exchange-traded, inconvertible, interest-bearing, uncertificated bonds with centralized registration of rights placed through public subscription under the Program for Exchange-Traded Bonds of
Series 002P

(type, category (class), series (if any) and other identification attributes of securities)

The maximum total par value of all issues of Exchange-Traded Bonds that can be placed under the
Program for Exchange-Traded Bonds of Series 002P is up to RUB 400,000,000,000 (Four hundred billion Russian rubles) inclusive, or the equivalent amount in a foreign currency

The maximum redemption term for the Exchange-Traded Bonds that may be placed under the
Program for the Exchange-Traded Bonds of Series 002P is 7,280 (Seven thousand two hundred and eighty) days from the initial date of placing a corresponding issue of the exchange-traded bonds

Validity term of the Program for Exchange-Traded Bonds of series 002P: indefinite

(type, category (class), series (if any) and other identification attributes of securities, par value (for shares and bonds), quantity (for shares and securities convertible into shares), maturity (for issuer’s options), redemption term (for bonds) or an indication that such redemption term is not established (for irredeemable bonds)

The information contained herein is subject to disclosure in accordance with the legislation of the Russian Federation on securities

THE REGISTERING AUTHORITY IS NOT LIABLE FOR THE ACCURACY OF ANY INFORMATION CONTAINED IN THIS SECURITIES PROSPECTUS AND DOES NOT EXPRESS ITS ATTITUDE TO THE SECURITIES IN RESPECT OF WHICH IT IS MADE BY THE FACT OF ITS REGISTRATION

(job title of a sole executive body or a person authorized by it, name, date and number of a document empowering the authorized person to sign the Securities Prospectus on behalf of the issuer)
April 15 ,2022

(Full name)

Section 1. Introduction (Securities Prospectus Summary)

1.1. General Provisions

The Prospectus includes references to the Consolidated Financial Statements drawn up in accordance with International Financial Reporting Standards (IFRS) for the last three complete reporting years preceding the date of approval of the Prospectus (2018, 2019, 2020) with the audit report on those statements attached, as well as to interim condensed Consolidated Financial Statements drawn up in accordance with IFRS for 6 months of 2021 with the opinion on review of interim consolidated financial statements attached.

The information on financial and economic activities of the Issuer appearing in the Prospectus is based on the data from the Consolidated Financial Statements drawn up in accordance with IFRS for the last three complete reporting years preceding the date of approval of the Prospectus (2018, 2019, 2020) and for 6 months of 2021.

The information on the Issuer’s financial and economic activities represents its activities as an entity which, together with other entities, is defined as a group in accordance with IFRS.

The Consolidated Financial Statements, based on which information on the Issuer’s financial and economic activities is disclosed in this Prospectus, give a fair and true view of the assets, liabilities, financial standing, profit or loss of the Issuer.

The information on the Issuer’s financial standing and business results fairly presents the Issuer’s business activities, as well as the major risks related to such business activities.

This Securities Prospectus contains estimations and projections regarding future events and (or) actions, the development outlook for the economic sector of the Issuer’s core business and the Issuer’s operating results, including its plans, probability of certain events to occur and certain actions to be taken.

Investors shall not fully rely on the estimations and projections given in this Securities Prospectus since the Issuer’s actual future business results may differ from the projections for many reasons. Acquisition of the Issuer’s securities involves risks, including those described in this Securities Prospectus.

THE SCOPE OF RIGHTS UNDER THE BONDS AND (OR) THE PROCEDURE FOR THEIR EXERCISING MAY BE CHANGED AS RESOLVED BY THE GENERAL MEETING OF BONDHOLDERS ON CONSENT TO INTRODUCE THE ABOVE CHANGES (AS RESOLVED BY A REPRESENTATIVE OF BONDHOLDERS ON CONSENT TO INTRODUCE THE ABOVE CHANGES, IF THE REPRESENTATIVE WAS EMPOWERED BY RESOLUTION OF THE GENERAL MEETING OF BONDHOLDERS TO GIVE SUCH CONSENT). PURSUANT TO THE FEDERAL LAW “ON THE SECURITIES MARKET”, ARTICLE 29.6, CLAUSE 1, THE RESOLUTION OF THE GENERAL MEETING OF BONDHOLDERS SHALL BE BINDING ON ALL BONDHOLDERS, INCLUDING THOSE BONDHOLDERS WHO VOTED AGAINST THE RESOLUTION IN QUESTION OR DID NOT PARTICIPATE IN THE VOTING.

1.2. Information about the Issuer and Its Business Activities

Brief information about the Issuer:

Full trade name (in Russian):	Публичное акционерное общество «Мобильные ТелеСистемы»
Abbreviated trade name (in Russian):	ПАО «МТС»
Full trade name (in English):	Mobile TeleSystems Public Joint Stock Company
Abbreviated trade name (in English):	MTS PJSC
Location:	Russian Federation, Moscow
Issuer’s Address:	4 Marksistskaya Street, Moscow, 109147, Russian Federation

The authorized capital of the Issuer totals RUB 199,838,157.50. The Issuer placed 1,998,381,575 ordinary shares with a par value of RUB 0.1 per share (state registration number of the issue is 1-01-04715-A, dated 22.01.2004).

As of the date of approval of the Prospectus, the Issuer has the following bond issues in circulation:

-Exchange-traded inconvertible certificated bearer bonds subject to mandatory deposit,

-Exchange-traded inconvertible uncertificated bonds with centralized rights registration,

-Social exchange-traded interest-bearing inconvertible uncertificated bonds with centralized registration (one issue).

Information about the mode and date of the Issuer’s incorporation: The Company was established through reorganization in the form of a merger of Mobile TeleSystems Closed Joint Stock Company (registered on October 28, 1993 by the Moscow Registration Chamber under registration number 027.941, and on September 21, 1994 by the State Registration Chamber under registration number R-3566.16) and Russian Telephone Company Closed Joint Stock Company (registered on July 21, 1995 by the Moscow Registration Chamber under registration number 634.535, and on August 19, 1996 by the State Registration Chamber under registration number R-6068.16).

The Issuer was registered as a legal entity by the State Registration Chamber under the Ministry of Justice of the Russian Federation on March 1, 2000 and carries out its business in accordance with the legislation of the Russian Federation.

Primary state number (OGRN) of registration the Issuer:	1027700149124
Tax identification number (INN) of the Issuer:	7740000076

Brief description of financial and economic activities, operating segments and geography of financial and economic activities of the Issuer. If the Issuer prepares and discloses (includes in the Securities Prospectus) consolidated financial statements, such information shall be disclosed in relation to the Issuer’s group and a brief description of the Issuer’s group shall be additionally provided indicating a total number of entities constituting the Issuer’s group and the governing law of such entities:

MTS Group provides a wide range of telecommunications and digital services, including voice mobile communications and data transfer, Internet access, cable TV, various supplementary mobile and fixed-line communication services, financial services, cloud and digital solutions, as well as sells equipment and accessories. The Group is leading its principal business activities in Russia.

The Group has distinguished the following reportable segments:

Telecom: represents the results of mobile and fixed-line communications services in various regions of Russia, including voice, radio and broadband data transfer services, pay cable TV and various value-added services, as well as includes the results of sales of equipment and accessories.

Financial Technologies: represents the results of banking and investment management services and credit brokerage services in various regions of Russia. Includes the MTS Bank operating segment supplemented by the financial results of Sistema Capital Management and Credit Consulting.

The Other category does not represent a reportable segment. This category includes the results of some other operating segments that do not meet the quantitative requirements to be presented separately as a reportable segment, such as: Turkmenistan, Armenia, MGTS Service, Cloud Services, Artificial Intelligence and others.

When federal laws pertaining to a certain category (group) of investors, including foreign investors (a group of persons defined in accordance with Article 9 of the Federal Law No. 135-FZ “On Protection of Competition” dated July 26, 2006 (Legislation Bulletin of the Russian Federation, 2006, No. 31, Art. 3434: 2015, No. 41, Art. 5629), which includes foreign investors), set restrictions on their participation in the Issuer’s authorized capital (transactions with shares (stakes) constituting the Issuer’s authorized capital) in connection with the Issuer’s and (or) its controlled entities’ activities of certain kind, including those of strategic importance for national defense and security, this circumstance shall be highlighted and the name and details of the federal law that establishes the said restrictions shall be indicated.

MTS PJSC belongs to business entities of strategic importance for national defense and security, foreign investments into which are regulated by Federal Laws No. 160-FZ “On Foreign Investments in the Russian Federation” dated 09.07.1999 and No. 57-FZ “On Procedures for Foreign Investments in the Business Entities of Strategic Importance for Russian National Defense and Security” dated 29.04.2008 (hereinafter referred to as the Federal Law No. 57-FZ dated 29.04.2008). The Federal Law No. 57-FZ dated 29.04.2008 sets restrictions for foreign investors and a group of entities including a foreign investor, when they participate in the authorized capital of MTS PJSC. For instance, but not limited to, certain transactions involving foreign investment in the capital of MTS PJSC are subject to prior approval in accordance with the procedure set out in the Federal Law No. 57-FZ dated 29.04.2008.

The Articles of Association of MTS PJSC do not impose any other restrictions related to participation in its authorized capital.

The prospectus of shares and (or) securities convertible into shares shall additionally specify other restrictions related to participation in the Issuer’s authorized capital, as imposed by its Articles of Association. The Prospectus is drawn up with respect to bonds.

The Issuer may include any other information into this clause as the Issuer deems essential for getting a general idea about the Issuer and its financial and economic activities.

As of the approval date of the Prospectus, the Issuer shall disclose information in accordance with clause 4 of Article 30 of the Federal Law No. 39-FZ “On Securities Market” dated 22.04.1996 and the Information Disclosure Regulations. Instead of the information subject to disclosure pursuant to the Information Disclosure Regulations, the Prospectus contains references to such information disclosed by the Issuer with indication of links to the webpages where such information was disclosed, the name and structural unit (section, clause) of the documents where such information was disclosed, as well as the reporting period for which they were drawn up. The Issuer confirms that such referenced information that was previously disclosed has not changed and is still relevant as of the approval date of the Prospectus.

There is no other information that the Issuer deems to be essential for the interested parties to get a general idea about the Issuer and its financial and economic activities.

1.3. Basic Information about the Equity Securities in Respect of which the Prospectus Is Registered

The Prospectus is drawn up in relation to the Program and that is why this clause contains information about securities covered by the Program.

Type of securities: exchange-traded bonds

Series of securities (if any): The Series of the Exchange-Traded Bonds is not determined by the Program, but will be specified in the respective Resolution on Bond Issue.

Other identification attributes of securities: exchange-traded interest-bearing inconvertible uncertificated bonds with centralized registration of rights placed under the Program.

Other identification attributes of the Exchange-Traded Bonds may be specified in the Resolution on the Bond Issue.

Par value of each security: the par value of each Exchange-Traded Bond is not determined by the Program terms, but will be specified in the corresponding Resolution on Bond Issue.

For bonds placed under the Bonds Program:

Maximum amount of the par values of bonds placed according to the Bonds Program: The maximum amount of the par values of all issues of Exchange-Traded Bonds placed under the Program is RUB 400,000,000,000 (Four hundred billion Russian rubles) inclusive, or the equivalent amount in a foreign currency calculated at an exchange rate set by the Bank of Russia as of the date when the Issuer signs a corresponding Resolution on Bond Issue. No indexation of the par value of the Exchange Bonds is planned.

Rights of equity security holders:

Each Exchange-Traded Bond shall have equal scope and terms of rights within one issue, regardless of the time of security acquisition.

The holder of the Exchange-Traded Bond is entitled to:

-Receive the par value of the Exchange-Traded Bond upon its redemption/premature redemption within a term stipulated thereby (a certain part of the par value, if the decision on partial early redemption is made by the Issuer in accordance with clause 6.5.2.2 of the Program);

-Receive the established income (percentage of the par value) on the Exchange-Traded Bond;

-Demand early redemption of the Exchange-Traded Bonds and payment of the accrued coupon yield calculated as of the date of fulfillment of the obligations on early redemption of the Exchange-Traded Bonds in the cases provided for by the legislation of the Russian Federation and the Resolution on Bond Issue;

-Exercise other rights stipulated by the legislation of the Russian Federation.

All debts of the Issuer under the Exchange-Traded Bonds will be legally equivalent and equally binding.

The Issuer undertakes to secure the rights of the holders of the Exchange-Traded Bonds provided they observe the procedure for exercising these rights established by the legislation of the Russian Federation.

No security for the Exchange-Traded Bonds is stipulated.

The Exchange-Traded Bonds are not structured bonds.

The Exchange-Traded Bonds are not mortgage-backed bonds.

The securities placed are not securities intended for qualified investors.

The right to the Exchange-Traded Bond shall be transferred to the acquirer from the date when a credit entry is made to the acquirer’s depo account.

The rights attached to the Exchange-Traded Bond shall be transferred to its acquirer upon the transfer of rights to that security.

There are no other restrictions on the circulation of the Exchange-Traded Bonds.

Information about securities to which conversion is performed: Exchange-Traded-Bonds are not convertible.

Method for securing performance of obligations: Performance of obligations under the Exchange-Traded Bonds is not secured by any third party(-ies).

When making economic decisions, the interested parties shall not rely solely on the information specified in this clause; herewith, the information on securities is disclosed in section 7 of the Prospectus.

1.4. Basic Terms of Placing Securities

The Prospectus is drawn up in relation to the Program and that is why this clause contains information about securities covered by the Program.

Number of securities placed: the number of Exchange-Traded Bonds is not determined by the Program. The number (approximate number) of Exchange-Traded Bonds will be specified in the Exchange-Traded Bond Placement Terms

Method of placement: public subscription

Period of placement (placement start and end dates or procedure for their determination): The placement start and end dates for a separate issue of Exchange-Traded Bonds are not stipulated by the Program and will be specified in the corresponding Exchange-Traded Bond Placement Terms.

Placement price, or procedure for its determination: The placement price of the Exchange-Traded Bonds or the procedure for its determination will be specified in the corresponding Exchange-Traded Bond Placement Terms or will be established by the Issuer and disclosed not later than on the start date of placement of the Exchange-Traded Bonds.

Full trade name (for commercial entities) or name (for non-commercial entities) of an entity organizing trading:

The Exchange-Traded Bonds will be offered via the organized trading session of Moscow Exchange MICEX-RTS Public Joint Stock Company by means of public subscription.

1.5. Main Objectives of Issuing and Use of Proceeds from Placing the Securities

Information is not provided in accordance with Clause 3 of Notes to Section 1 of Annex 2 to the Information Disclosure Regulations, as this Prospectus is drawn up in relation to the Program, which does not stipulate the main objectives of issuing or use of proceeds from placing the Exchange-Traded Bonds.

Identification of the Exchange-Traded Bonds using the words “green bonds” is not stipulated by the Program. Under the Program, it is allowed to place the Exchange-Traded Bonds that will be identified using the words “green bonds” in the corresponding Resolution on Bond Issue.

Identification of the Exchange-Traded Bonds using the words “social bonds” is not stipulated by the Program. Under the Program, it is allowed to place the Exchange-Traded Bonds that will be identified using the words “social bonds” in the corresponding Resolution on Bond Issue.

Identification of the Exchange-Traded Bonds with the words “sustainable development bonds” is not stipulated by the Program. Under the Program, it is allowed to place the Exchange-Traded Bonds that will be identified using the words “sustainable development bonds” in the corresponding Resolution on Bond Issue.

Identification of the Exchange-Traded Bonds using the words “infrastructure bonds” is not stipulated by the Program. Under the Program, it is allowed to place the Exchange-Traded Bonds that will be identified using the words “infrastructure bonds” in the corresponding Resolution on Bond Issue.

Under the Program, it is allowed to place the Exchange-Traded Bonds that will be identified using other attributes (including the words) as stipulated by the legislation of the Russian Federation and the corresponding Resolution on Bond Issue.

1.6. Objectives of Registering the Securities Prospectus

In the Securities Prospectus to be registered further on, instead of the information required by clause 1.5 of this section, the purpose of registering the Securities Prospectus shall be specified. Not applicable. The Prospectus is registered simultaneously with the Program.

In the case of the Securities Prospectus registering due to execution by the securities holders of a certain transaction (interrelated transactions) or other operation: not applicable. The Prospectus shall not be registered for funding a certain transaction.

In the case of registering the Share Prospectus due to acquisition by the Company of a public status, information on the purposes of offering the shares of the Issuer to an unlimited circle of persons, including the plans and projections for the Issuer’s further development in view of its public status, shall be provided: not applicable. The Prospectus shall be registered in relation to the Program.

1.7. Information about Main Risks Associated with the Issuer and Acquisition of Equity Securities of the Issuer

The key risks associated with the Issuer are described, including those inherent solely to the Issuer, and, should the Issuer draw up and disclose (includes in the Securities Prospectus) consolidated financial statements – the key risks associated with the Issuer acting as an entity, which is defined together with other entities as a group (risks associated with the Issuer’s group), which may significantly affect financial and economic activities of the Issuer, as well as the key risks associated with acquisition of the Issuer’s securities in respect of which the Prospectus is drawn up.

Information about the key risks associated with the Group:

The Group sets a high value on the successful development and functioning of its risk management and internal control system aimed at ensuring reliable achievement of the planned results, efficient resource allocation and strengthening the competitive advantages.

The following risks are featured among the major risks associated with the Group:

1.Risks of increased cost of the borrowed capital to fund the current operations and inability to raise investments for long-term projects.

Growing interest rates in the financial and capital markets, higher volatility in the Russian markets, worsening of the general investment climate in the Russian Federation may adversely affect the cost of borrowing for the Issuer and/or the terms of such borrowings.

2.Risks associated with inflation and depreciation/appreciation of the Russian ruble.

A steep rise in inflation could lead to higher expenses and have a negative impact on the Group’s business results.

3.Risks associated with changes in legislation in the area of the Group’s business.

Each country where the Group operates is still in the process of developing the legislative framework required to support the market economy, which brings out uncertainties in the Group’s legal and business decisions, while many of such uncertainties do not exist in the more developed market economies. This could have a negative effect on the financial situation and business results of the Group.

The risk of non-fulfillment by the Issuer of its obligations in respect of the issued securities is among the most critical risks associated with the acquisition of the Issuer’s securities.

The Issuer intends to perform its obligations with respect to the issued securities in a timely manner. The Issuer’s ability to timely and fully service its liabilities on the Issuer’s Exchange-Traded Bonds is to a large extent contingent and conditional on the Issuer’s financial standing.

Growing interest rates in the financial and capital markets, higher volatility in the Russian markets, worsening of the general investment climate in the Russian Federation may adversely affect the cost of borrowing for the Issuer and/or the terms of such borrowings. It shall also be taken into account that the above risks have a strong impact on the economic situation throughout Russia and are mainly beyond the control of the Issuer. According to the development strategy of the Russian financial market, the Government of the Russian Federation pursues a policy of liberalizing legislation in the field of securities, increasing capitalization of the stock market and expanding the range of instruments in use therein.

When investing in the Issuer’s Exchange-Traded Bonds, investors shall independently decide on the acquisition of the Exchange-Traded Bonds.

It is worth considering that the Issuer carefully weighs all the risks associated with its business and assesses their impact on the performance of its obligations on securities. The risks associated with the Issuer’s business are being analyzed. All this helps to build forecasts of financial flows from operating activities and timely respond to the changes occurring due to the interference of external factors. Positive dynamics of operating activities also makes it possible to account for all the Issuer’s credit liabilities in its model and to manage financial risks proactively.

The list of risks described in this clause is not exhaustive and the detailed information on the risks associated with the Issuer and the acquisition of its securities is disclosed in clause 2.8 of this Securities Prospectus.